EXHIBIT 10.3

Employee Award Form

ATLANTIC AMERICAN CORPORATION

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This AGREEMENT (the "Agreement") is made as of [*] (the "Date of Grant") by and between ATLANTIC AMERICAN CORPORATION (the "Corporation"), and [*] (the "Grantee").

1.
Grant of Restricted Shares.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Corporation's 2012 Equity Incentive Plan (the "Plan"), the Corporation as of the Date of Grant hereby grants to the Grantee [*] restricted shares (the “Restricted Shares”) of the Corporation’s common stock, par value $1.00 per share (the “Common Stock”).  The Restricted Shares shall be fully paid and nonassessable and shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares.

2.
Restrictions on Transfer of Restricted Shares.  The Restricted Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Corporation, until they have become nonforfeitable in accordance with Section 3.  Any purported transfer, encumbrance or other disposition of the Restricted Shares that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Shares.

3.	Vesting of Restricted Shares.

(a)           The Shares covered by this Agreement will become nonforfeitable, provided that the Grantee remains in the continuous employ of the Corporation or a Subsidiary [*].  For the purposes of this Agreement, the continuous employment of the Grantee with the Corporation or a Subsidiary shall not be deemed to have been interrupted, and the Grantee will not be deemed to have ceased to be an employee of the Corporation or a Subsidiary, by reason of (i) the transfer of his employment among the Corporation and its Subsidiaries or (ii) an approved leave of absence.

(b)           Notwithstanding the provisions of Subsection (a) of this Section, the Shares covered by this Agreement will become nonforfeitable in the event of the Grantee's Retirement.

(c)           Notwithstanding the provisions of Subsection (a) of this Section, all of the Shares covered by this Agreement will become immediately nonforfeitable in the event of the Grantee's death, disability or termination from employment by the Company or a Subsidiary for reasons other than for Cause, or upon the occurrence of a Change in Control of the Corporation that shall occur while the Grantee is an employee of the Corporation.

4.
Forfeiture of Shares.  Any of the Restricted Shares that have not vested in accordance with Section 3 will be forfeited.  In the event of a forfeiture, all of the Shares covered by this Agreement that have not vested in accordance with Section 3 shall be cancelled.

5.
Dividend, Voting and Other Rights.  The Grantee will have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote such shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Stock or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Corporation shall be subject to the same restrictions as the Restricted Shares.

6.
Compliance with Law.  The Corporation will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to issue any restricted or unrestricted Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

7.
Withholding.  To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any issuance of restricted or unrestricted Shares or other securities pursuant to this Agreement, and the amounts available to the Corporation for such withholding are insufficient, it will be a condition to the receipt of such Shares that the Grantee make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld.  If necessary, the Committee may require relinquishment of a portion of such Shares.

8.
Employment Rights.  The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Corporation or any Subsidiary and will not interfere in any way with any right that the Corporation or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time.

9.
Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Corporation or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Corporation or a Subsidiary.

10.
Agreement Subject to the Plan.  The Shares granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.

11.
Certain Defined Terms.  In addition to the terms defined elsewhere herein, when used in this Agreement, terms with initial capital letters have the meaning given such terms under the Plan, as in effect from time to time.

12.
Amendments.  Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Grantee under this Agreement without the Grantee's consent.

13.
Severability.  In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

14.	Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Georgia, without reference to the principle of conflicts of laws.

15.	Definitions. Where the following words appear in this Agreement, they shall have the respective meanings set forth below:

(a)           "Cause" means termination of the Grantee's employment with the Corporation because of: (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with the Grantee's duties or in the course of the Grantee's employment; (ii) intentional wrongful damage to material assets of the Corporation; (iii) intentional wrongful disclosure of material confidential information of the Corporation; (iv) intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty; or (v) intentional breach of any stated material employment policy of the Corporation.

(b)           "Change in Control" means the occurrence of any of the following events: (i) the Corporation merges into itself, or is merged or consolidated with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the persons or entities who constituted the shareholders of the Corporation immediately prior to such transaction; or (ii) all or substantially all the assets accounted for on the consolidated balance sheet of the Corporation are sold or transferred to one or more corporations or persons, and immediately after such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such entity or person is directly or indirectly beneficially held in the aggregate by the former shareholders of the Corporation immediately prior to such transaction or series of transactions.

(c)           "Retirement" means termination of employment with the Company and its Subsidiaries on or after (i) attainment of age 65 or (ii) attainment of the age and service the Company deems necessary to qualify for early retirement.

This Agreement is executed as of the Date of Grant.

ATLANTIC AMERICAN CORPORATION

By:
Title:

The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Stock Agreement and accepts the right to receive the Restricted Shares subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Grantee